For Immediate Release

Date: July 27, 2023

Contact:	Richard J. O’Neil, Jr.
President and Chief Executive Officer

Phone:	617-387-1110
Email:	rjoneil@everettbank.com

ECB Bancorp, Inc. Reports Second Quarter Results

EVERETT, MA, July 27, 2023 - ECB Bancorp, Inc. (NASDAQ-ECBK) (the “Company”), the holding company for Everett Co-operative Bank (the “Bank”), a state-chartered co-operative bank headquartered in Everett, Massachusetts, today reported net income of $1.43 million, or $0.17 per diluted share, for the quarter ended June 30, 2023 compared to net income of $1.40 million for the quarter ended June 30, 2022, an increase of 2.1%. For the six months ended June 30, 2023, the Company reported net income of $2.3 million, or $0.27 per diluted share, as compared to net income of $2.8 million for the six months ended June 30, 2022, a decrease of 16.3%. Earnings per share data is not applicable for the three and six months ended June 30, 2022 as the Company had no shares outstanding.

Richard J. O’Neil, Jr., President and Chief Executive Officer, said, "As we continue in our second fiscal year of being a publicly traded company and executing on our strategic plan, strong loan growth and prudent credit risk management continue to drive earnings. Competition for deposits in our market and the current economic environment have negatively impacted our margin. Despite these funding cost pressures, growth in our balance sheet has enabled us to maintain earnings while we continue to build out our infrastructure.”

NET INTEREST AND DIVIDEND INCOME

Net interest and dividend income before provision for credit losses for the quarter ended June 30, 2023 was $6.4 million as compared to $5.4 million for the quarter ended June 30, 2022, or a 19.3% increase. The provision for credit losses for the quarter ended June 30, 2023 was $0 as compared to $754,000 for the quarter ended June 30, 2022 or a 100.0% decrease. The decrease in the provision for credit losses was driven by lower loan growth during the quarter ended June 30, 2023 as compared to the quarter ended June 30, 2022 as well as a benefit to the provision resulting from a reduction in our off-balance sheet loan commitments. In 2022, the provision for off-balance sheet commitments was recorded within other non-interest expenses. The combination of these items resulted in an increase of $1.8 million, or 38.7%, in net interest and dividend income after provision for credit losses for the quarter ended June 30, 2023 as compared to the quarter ended June 30, 2022.

Net interest and dividend income before provision for credit losses for the six months ended June 30, 2023 was $12.8 million as compared to $10.3 million for the six months ended June 30, 2022, or a 24.1% increase. The provision for credit losses for the six months ended June 30, 2023 was $879,000 as compared to $875,000 for the six months ended June 30, 2022, or a 0.5% increase. The increase in the provision for credit losses was driven by growth in loan segments with higher loss allocations in the six months ended June 30, 2023 as compared to the six months ended June 30, 2022, partially offset by a benefit to the provision resulting from a reduction in our off-balance sheet loan commitments. The combination of these items resulted in an increase of $2.5 million, or 26.3%, in net interest and dividend income after provision for credit losses for the six months ended June 30, 2023 as compared to the six months ended June 30, 2022.

NONINTEREST INCOME

Noninterest income for the quarter ended June 30, 2023 was $240,000 compared to $690,000 for the quarter ended June 30, 2022 or a decrease of 65.2%. Noninterest income for the 2022 quarter included a gain of $440,000 recognized into income from life insurance policy death benefits which did not recur in the 2023 quarter. Noninterest income for the six months ended June 30, 2023 was $470,000 as compared to $941,000 for the six months June 30, 2022 or a decrease of 50.1%, reflecting the $440,000 life insurance policy death benefits in the second quarter of 2022 as well as reduced net gains on sales of loans of $63,000 due to a lower number of loans sold.

NONINTEREST EXPENSE

Noninterest expense for the quarter ended June 30, 2023 was $4.7 million as compared to $3.6 million for the quarter ended June 30, 2022, or an increase of 31.6%. The increase resulted primarily from the following:

•
Salaries and employee benefits increased $530,000, or 23.1%, driven by merit increases and additional staffing to support our strategic plan as well as expenses related to our employee stock ownership plan which did not exist in the second quarter of 2022. Partially offsetting these increases was a decrease in supplemental executive retirement plan expenses driven by increases in defined benefit plan discount rates.
•
Deposit insurance expense increased $218,000, or 340.6%, driven by both increases in assessment rates charged by the FDIC as well as an increase in our asset size.
•
Other categories of non-interest expense increased primarily from expenses related to operating as a publicly traded company.

Noninterest expense for the six months ended June 30, 2023 was $9.2 million as compared to $6.8 million for the six months ended June 30, 2022 or an increase of 36.3%. The increase resulted primarily from the following:

•
Salaries and employee benefits increased $1.4 million, or 33.4%, driven by merit increases, additional staffing to support our strategic plan as well as expenses related to our employee stock ownership plan which did not exist in the first half of 2022. Partially offsetting these increases was a decrease in supplemental executive retirement plan expenses driven by increases in defined benefit plan discount rates.
•
Deposit insurance expense increased $298,000, or 273.4%, driven by both increases in assessment rates charged by the FDIC as well as an increase in our asset size.
•
Other categories of non-interest expense increased resulting primarily from expenses related to operating as a publicly traded company.

INCOME TAXES

We recorded a provision for income taxes of $503,000 for the quarter ended June 30, 2023, compared to a provision for income taxes of $325,000 for the quarter ended June 30, 2022, reflecting effective tax rates of 26.1% and 18.9%, respectively. We recorded a provision for income taxes of $823,000 and $820,000 for the six months ended June 30, 2023 and 2022, respectively, reflecting effective tax rates of 26.1% and 22.8%, respectively. The lower effective tax rate in both the quarter and six month period ended June 30, 2022 was driven by $440,000 in non-taxable gains recognized into income from life insurance policy death benefits.

BALANCE SHEET

At June 30, 2023, total assets were $1.2 billion, an increase of $133.0 million, or 12.5%, from $1.06 billion at December 31, 2022. The Company experienced net loan growth of $111.0 million, or 12.5%, from December 31, 2022 to June 30, 2023. Commercial real estate, multi-family real estate and one-to-four family residential real estate loans increased $39.4 million, $29.7 million and $30.8 million, respectively. The asset growth was primarily funded by growth in deposits as well as Federal Home Loan Bank advances.

At June 30, 2023, deposits totaled $787.0 million, an increase of $68.8 million or 9.6% from $718.1 million at December 31, 2022. The increase in deposits was primarily the result of an increase in certificates of deposit of $89.0 million and an increase in savings accounts of $24.1 million, partially offset by a decrease in money market deposit accounts of $38.5 million.

Total stockholders' equity increased $1.9 million, or 1.2%, to $164.6 million as of June 30, 2023 from $162.7 million as of December 31, 2022. The increase was primarily the result of earnings of $2.3 million partially offset by a $677,000 reduction in retained earnings related to the adoption of CECL.

ASSET QUALITY

At June 30, 2023, our allowance for credit losses was $8.5 million, representing 0.84% of total loans compared to $7.2 million and 0.81% of total loans, at December 31, 2022. For the six months ended June 30, 2023 and the six months ended June 30, 2022 the Company did not record any net charge offs. Total non-performing assets were $923,000, or 0.08%, of total assets as of June 30, 2023 and $656,000, or 0.06%, of total assets as of December 31, 2022.

Company Profile

ECB Bancorp, Inc. is headquartered in Everett, Massachusetts and is the holding company for Everett Co-operative Bank. The Bank provides financial services to individuals, families, municipalities and businesses through its two full-service branch offices located in Everett and Lynnfield, Massachusetts. The Company's common stock is traded on the NASDAQ Capital Market under the symbol "ECBK." For more information, visit the Company's website at www.everettbank.com.

Forward-looking statements

Certain statements herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, the Company's ability to continue to increase loans and deposit growth, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

ECB Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets

(unaudited)

(in thousands except share data)

	June 30, 2023	December 31, 2022

ASSETS
Cash and due from banks	$3,148	$3,123
Short-term investments	76,718	58,927
Total cash and cash equivalents	79,866	62,050
Interest-bearing time deposits	—	300
Investments in available-for-sale securities (at fair value)	5,007	5,001
Investments in held-to-maturity securities, at cost (fair values of $69,663 at June 30, 2023 and $69,707 at December 31, 2022)	77,255	77,591
Loans, net of allowance for credit losses of $8,470 as of June 30, 2023 (unaudited) and $7,200 as of December 31, 2022	996,699	885,674
Federal Home Loan Bank stock, at cost	9,892	7,293
Premises and equipment, net	3,657	3,698
Accrued interest receivable	3,038	2,632
Deferred tax asset, net	4,659	4,344
Bank-owned life insurance	14,264	14,067
Other assets	3,133	1,812
Total assets	$1,197,470	$1,064,462

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$87,030	$84,903
Interest-bearing	699,937	633,246
Total deposits	786,967	718,149
Federal Home Loan Bank advances	234,000	174,000
Other liabilities	11,874	9,583
Total liabilities	1,032,841	901,732

Shareholders' Equity:
Preferred Stock, par value $0.01; Authorized: 1,000,000 shares; Issued and outstanding: 0 shares; and 0 shares, respectively	—	—
Common Stock, par value $0.01; Authorized: 30,000,000 shares; Issued and outstanding: 9,175,247 shares and 9,175,247 shares, respectively	92	92
Additional paid-in capital	89,355	89,286
Retained earnings	81,725	80,076
Accumulated other comprehensive income	248	249
Unallocated common shares held by the Employee Stock Ownership Plan	(6,791)	(6,973)
Total shareholders' equity	164,629	162,730
Total liabilities and shareholders' equity	$1,197,470	$1,064,462

Shareholders' Equity Ratios
Book value per common share	$17.94	$17.74

Regulatory Capital Ratios (Everett Co-operative Bank)
Total capital to risk weighted assets	15.25%	16.40%
Tier 1 capital to risk weighted assets	14.24%	15.49%
Tier 1 capital to average assets	11.20%	13.89%

ECB Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

(unaudited)

(in thousands except share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
Interest and dividend income:
Interest and fees on loans	$12,122	$5,678	$23,049	$10,941
Interest and dividends on securities	667	330	1,227	662
Other interest income	862	88	1,437	104
Total interest and dividend income	13,651	6,096	25,713	11,707
Interest expense:
Interest on deposits	5,055	647	8,973	1,307
Interest on Federal Home Loan Bank advances	2,197	83	3,975	113
Total interest expense	7,252	730	12,948	1,420
Net interest and dividend income	6,399	5,366	12,765	10,287
Provision for credit losses	-	754	879	875
Net interest and dividend income after provision for credit losses	6,399	4,612	11,886	9,412
Noninterest income:
Customer service fees	128	112	248	212
Income from bank-owned life insurance	99	539	197	640
Net gain on sales of loans	5	23	5	68
Other income	8	16	20	21
Total noninterest income	240	690	470	941
Noninterest expense:
Salaries and employee benefits	2,823	2,293	5,709	4,280
Director compensation	119	109	240	217
Occupancy and equipment expense	265	198	484	378
Data processing	256	166	459	331
Computer software and licensing fees	54	50	96	95
Advertising and promotions	208	138	376	275
Professional fees	295	213	658	384
Federal Deposit Insurance Corporation assessment	282	64	407	109
Other expense	409	350	778	685
Total noninterest expense	4,711	3,581	9,207	6,754
Income before income tax expense	1,928	1,721	3,149	3,599
Income tax expense	503	325	823	820
Net income	$1,425	$1,396	$2,326	$2,779
Share data:
Weighted average shares outstanding, basic	8,490,128	N/A	8,485,610	N/A
Weighted average shares outstanding, diluted	8,490,128	N/A	8,485,610	N/A
Basic earnings per share	$0.17	N/A	$0.27	N/A
Diluted earnings per share	$0.17	N/A	$0.27	N/A